EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement"), dated as of May 1st, 2008 (the "Effective Date"), is made by and between Xin Ao Construction Materials, Inc., a British Virgin Islands corporation (the "Company"), and Yi YAO, with alias name Alex YAO, (the "Executive") (each, a "Party" and together, the "Parties").

WHEREAS, the Company is seeking to be publicly traded company whose shares are quoted on the OTC Bulletin Board and to raise capital;
WHEREAS, the Executive has and will provide managerial services in connection with certain matters relating to the Company during the period when the Executive is the Chief Financial Officer and Vice President of Finance (“VP of Finance”) of the Company and located in Beijing, China (“Management Services”); and

WHEREAS, the Parties wish to establish the terms of the Executive's continued employment by the Company;
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.  POSITION/DUTIES.

(a)  During the Employment Term (as defined in Section 2 below), the Executive shall serve as a Chief Financial Officer and Vice President of Finance (“VP of Finance”) of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate. The Executive shall report directly to both the Chief Executive Officer and Chairman of Board of Directors. The Executive shall obey the lawful directions of the Board, the Company's Chief Executive Officer and any other senior executive of the Company to whom the Executive reports and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)  During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company. The Executive shall not during the Employment Term (except as a representative of the Company or with consent in writing of the Board) be directly or indirectly engaged or concerned in any other business activity. Notwithstanding the foregoing provisions, the Executive is not prohibited from (1) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities, and (2) managing his and his family's personal investments, in each case, provided that such activities in the aggregate do not materially interfere with his duties hereunder.

2.  EMPLOYMENT TERM. Except for earlier termination as provided in Section 5, the Executive's employment under this Agreement shall be for two (2) years starting on the Effective Date and ending on April 30th, 2010 (the "Initial Term"). Subject to Section 5, at the end of the Initial Term this Agreement may be extended for additional terms by mutual agreement of the parties (“Additional Term”). The amount of compensation payable to the Executive during any extension of the Initial Term shall be discussed and agreed upon by both parties 30 days before the Agreement termination date. The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

3.  COMPENSATION. For the first year of the Initial Term, the Company agrees to pay the Executive the amount of RMB 30,000 (approximately US $4,273), on a monthly basis, which shall be payable in a single installment on the last day of each month (the “Monthly Salary”). For the second year of the Initial Term, the company agrees to raise the Monthly Salary to the amount of RMB 40,000 (approximately US $5,698). As additional compensation for providing the Management Services, the Company shall issue to the Executive a total of sixty five thousand (65,000) shares of the Company’s common stock, par value $.001 (the “Shares”), for services the Executive renders to the Company (the “Stock Grants”) during the Initial Term. The Shares become fully vested after one year from date of grant (the “Vesting Period”) and shall be subject to forfeiture as hereinafter provided in the event of termination of this Agreement by either party prior to the end of the Vesting Period. Upon termination of this Agreement for cause by the Company in accordance with the provisions of Section 5 hereof, the Company shall be entitled to cancel all or a portion of unvested Shares to the extent necessary to offset any losses or damages it has incurred as a result of breach of this Agreement by the Executive or to offset any debts or obligations of the Executive to the Company. In the event of termination of this Agreement by either party without cause prior to end of the Vesting Period, a portion of the Shares shall be forfeited by the Executive and shall be cancelled and returned to the status of authorized but unissued shares.  In that event, the number of Shares which the Executive shall be entitled to retain shall be based on a pro-rated calculation equal to the number of days of the Vesting Period served by the Executive, divided by 365 and multiplied by twenty five thousand or forty thousand as the case may be. The balance of the Shares shall be forfeited and cancelled.

25,000 shares will be issued to the Executive, Yi YAO, upon the execution of this agreement, for the first year of service to be rendered to the Company. 40,000 shares to compensate for the Executive’s second year of service will be issued to him on May 1st, 2009.

4.  OTHER BENEFITS.

(a)  Benefit Plans. The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives, at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

(b)  Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives from time to time in effect, but in no event less than two weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The carry-over of vacation days shall be in accordance with the Company's policy applicable to senior executives from time to time in effect.

(c)  Expenses. The Company shall reimburse the Executive for all invoiced and substantiated auto and telecommunication expenses, including, but not limited to gas, parking, regular maintenance, internet service, and domestic and international calls, but such expenses shall not exceed RMB 3,000 per quarter. The company shall reimburse the Executive upon presentation of auto & telecommunication expense report at end of each quarter. For all other expenses properly incurred for the Management Services, including, but not limited to travel, lodging, meals and business entertainment, the Company shall reimburse the Executive within one week of invoice. The Company shall not be responsible for any single expense in excess of US $500 unless it has given advance approval.

(d)  Relocation.To assist the Executive’s relocation to Beijing, the Company shall, on its own expense, provide the Executive with temporary accommodation while the he makes good efforts to search a long-term residence. The Company shall also, on its own expense, obtain a Beijing vehicle license plate & registration for the Executive.

5.  TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a)  Disability. The thirtieth (30th) day following written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, "Disability" shall mean a determination by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b)  Death. Automatically on the date of death of the Executive.

(c)  Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony (or the equivalent under the law of the People's Republic of China) (other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Executive with the Company.

(d)  Without Cause. On the sixtieth (60th) day following written notice by either Party to the other Party without Cause, other than for death or Disability of the Executive. The Company may also terminate this Agreement for cause at any time in the event of the failure of the Executive to perform duties assigned by the Company in a correct, timely and expeditious manner or in the event of material violation by the Executive of any term or condition of this Agreement.

6.  CONSEQUENCES OF TERMINATION.

(a)  Disability. Upon termination of the Employment Term because of the Executive's Disability, the Company shall pay or provide to the Executive (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, "Accrued Benefits").

(b)  Death. Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.

(c)  Termination for Cause. Upon the termination of the Employment Term by the Company for Cause or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

(d)  Termination without Cause. Upon the termination of the Employment Term by the Company without Cause, the Company shall pay or provide to the Executive (1) the Accrued Benefits, and (2) subject to the Executive's execution (and non-revocation) of a general release of claims against the Company and its affiliates in a form reasonably requested by the Company, (A) continued payment of his Base Salary for two (2) months after termination, payable in accordance with the regular payroll practices of the Company, but off the payroll; and (B) payment of the Executive's cost of continued medical coverage for two (2) months after termination (subject to the Executive's co-payment of the costs in the same proportion as such costs were shared immediately prior to the date of termination).1 Payments provided under this Section 6(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company.

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1 NOTE: typically the period for severance payments corresponds to the length of the noncompete and nonsolicitation period.

7.  NO ASSIGNMENT. This Agreement is personal to each of the Parties. Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8.  NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Telephone:	+86 10 8252 5301
Facsimile:	+86 10 8252 5345
Attention:	Principal Executive Officer/Principal Financial Officer

With a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey, 07726
Attention: Richard Anslow
Facsimile: (732) 577-1188

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.  PROTECTION OF THE COMPANY'S BUSINESS.

(a)  Confidentiality. The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 9(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)  Non-Competition. During the Employment Term and for the one-year period following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive's termination of employment or within one year of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

(c)  Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d)  Non-Solicitation of Customers. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e)  Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f)  Non-Disparagement. Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g)  Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(h)  Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in this Section 9, except as required by law, the Executive shall not be entitled to any payments set forth in Section 6(d) hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 9, the Executive will immediately return to the Company any such payments previously received under Section 6(d) upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6(d).

 Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The Executive acknowledges that the restrictive covenants contained in this Section 9 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(i)  Liability.Notwithstanding the provisions in this Section 9 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

(j)  Survival of Provisions. The obligations contained in this Section 9 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

10.  INDEMNIFICATION. The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Executive against any loss, claim, damage or liability whatsoever, (including reasonable attorneys’ fees and expenses), to which Executive may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Executive pursuant to this Agreement unless such loss, claim, damage or liability arose out of Executive’s willful or intentional misconduct. The Company and its subsidiaries agree to reimburse Executive for the reasonable costs of defense of any action or investigation (including reasonable attorney’s fees and expenses) in connection with any loss, claim, damage or liability; provided, however, that the Executive agrees to repay the Company or its subsidiaries if it is ultimately determined that Executive is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against the Executive, he shall notify the Company within three (3) days after the Executive receives notice of such action, suit or threat. The Company shall have the right to appoint the Company’s counsel to defend such action, suit or proceeding, provided that Executive consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Executive, then the Company shall have the right to appoint alternative counsel for the Executive reasonably acceptable to the Executive, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof.  The Executive, or his co-counsel, shall promptly supply the Company’s counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. The Executive shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

11.  SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

12.  SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.  GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Beijing, China without regard to its conflicts of law principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the courts located in Beijing, China, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

14.  ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.  WAIVER AND AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.  WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.  AUTHORITY AND NON-CONTRAVENTION. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

18.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                XIN AO CONSTRUCTION MATERIALS, INC.

                    /s/ Xianfu Han
                By: Xianfu Han
                Title: Chief Executive Officer

                EXECUTIVE

                    /s/ Alex Yao